EXHIBIT 99.2

Prepared Remarks dated February 10, 2010

COVER SLIDE

Good morning. I’m Paul Burner, Chief Financial Officer of People’s United Financial, and I am joined by Jared Shaw, our head of investor relations and M&A. Thank you for joining us for this update on the company.

SLIDE 1

Before I begin going through the presentation, I’d ask you to please be sure to read the important disclosure statements on Slide 1 at your convenience.

SLIDE 2

This slide provides a snapshot of our position in absolute terms and, for certain items, relative to other depositories. Of note is the fact that – while we rank either 22 or 25 in the sector in terms of deposits, loans and assets – our market cap of approximately $5.7 billion as of January 25th ranks us 15th.

We’re pleased that the bank and our shareholders continue to benefit from our strong asset quality and our unrelenting focus on our core businesses.

SLIDE 3

As you know, following our acquisition of the Chittenden Corporation 2 years ago, we are positioned today as the premier regional bank headquartered in New England.

With nearly 300 branches, approximately 60% of our $15 billion in deposits are in Connecticut and the remaining 40% are spread throughout the rest of New England. We have the #1 market share in Fairfield County, CT as well as in the state of Vermont, and feel our existing franchise occupies a unique footprint with tremendous scarcity value.

SLIDE 4

We have a very strong balance sheet with more than 18% tangible capital and no wholesale borrowings. We have exceptional asset quality with a low level of nonperforming loans and very low loss content within that portfolio. We enjoy a low-cost, stable deposit base and loyal, satisfied customers.

We have excellent growth opportunities ahead of us, both organically and through acquisitions. To that point, we continue to focus on proactively seeking acquisition opportunities within our stated highly-desirable Northeast corridor from Maine to Washington, DC. We also are open to the possibility of assisted transactions, potentially even in other geographies – to the extent that FDIC transactions may not be available in the Northeast – and will evaluate them as they come.

In addition, as I just mentioned, given our asset sensitivity we are poised for leveraged earnings growth when the economy recovers and as interest rates begin to increase, which we will discuss in some detail shortly.

SLIDE 5

People’s United outperforms its peer group on key metrics, including asset quality, ROAA, margin and tangible capital.

As of the end of the fourth quarter, our ratio of non-performing assets to loans and REO was 144 basis points, compared to 394 basis points for peers. Our annualized net charge-offs for the quarter were 38 basis points, compared to 213 basis points for our peers. Finally, our tangible capital ratio of 18.2% is significantly higher than the 6.9% averaged by our peers.

All of the measures on this slide reflect our disciplined deposit pricing and credit culture as well as the loyalty of our customers built on our franchise-wide commitment to exceeding their expectations.

SLIDE 6

Our earning assets remain centered on our core commercial and consumer portfolios and we continue to focus on middle-market credits within our footprint. This is a business line that does not support commoditization, and allows us to compete very effectively against both the larger national and regional players, as well as the smaller community banks throughout our franchise.

Year over year, our asset mix has been essentially stable, with Commercial Banking loans comprising about 50 percent of the portfolio, and residential lending (mortgages and home equity) approximately 25 percent, down slightly from 31 percent in 4Q 08. Our $4.4 billion investment portfolio is primarily comprised of Fed Funds and very short-term agency debt. This is really our store of excess capital, and while not earning much in the current rate environment, it is safe and liquid.

SLIDE 7

We continue to be funded almost entirely by deposits and stockholders’ equity, reinforcing our fortress balance sheet. As you can see on this slide, our average funding mix remained essentially the same year over year. What did change is our cost of deposits, which was reduced more than 60 basis points to 0.94% in 4Q 09 from 1.55% in 4Q08. Should the Fed maintain its current interest rate stance, which appears likely, we fully expect our overall deposit costs to remain below the 1.00% mark in 2010.

SLIDE 8

Commercial assets continue to grow. Core commercial lending increased 2% annualized in the fourth quarter, and we’re seeing more attractive pricing as competitive pressures have eased. We are seeing deals of exceptionally high quality at significantly improved spreads. At the same time, we are driving fee income growth initiatives by continuing to leverage our commercial lenders, who have decades of experience in their markets.

SLIDE 9

This slide illustrates asset quality trends for our C&I portfolio. You can see that the level of non-performing loans has declined somewhat from 3Q levels, and we continue to feel that we will experience lower loss content than our peers from our non-performers due to our initial underwriting as well as ongoing credit administration practices.

Additionally, PCLC – our equipment finance business – lends on mission critical equipment that maintains value. Coupled with our work-out and resolution processes, we’ve been able to limit losses in this portfolio.

As you can see on the left of this slide, in the fourth quarter our C&I NPLs as a percentage of loans, at 94 basis points compares favorably with our peer group at 216 basis points and the Top 50 banks at 259 basis points at 3Q.

Our NCO ratio increased to 82 basis points from 35 basis points last quarter, still comparing quite favorably to our peer banks and the nation’s Top 50 banks, which last quarter had NCO ratios more than double and triple ours, respectively.

SLIDE 10

We remain comfortable with the overall credit quality of our CRE portfolio.

Again, the numbers tell the story. Our NPLs, at 134 basis points are roughly one-third that of the nation’s Top 50 banks and significantly less than our peer group, which had average NPLs of 326 basis points in 3Q.

Our NCOs tell an even better story. At 12 basis points, they are one-tenth of the Top 50 banks and about 80 percent lower than our peers, which stand at 58 basis points.

SLIDE 11

Our retail and small business strategy is driven by convenience, excellence in delivery, and a focus on gaining customer loyalty.

One measure of our success is J.D. Power and Associates’ ranking of People’s United Bank as highest in customer satisfaction for the New England region in its 2009 Retail Banking Satisfaction Study. The award underscores our long-term commitment to customer satisfaction.

Our continued core business growth in these challenging times is, of course, the most tangible indication of our customers’ satisfaction.

SLIDE 12

Another measure of our success is our ability to maintain disciplined deposit pricing and grow our lending portfolios, while maintaining strong asset quality.

We feel we can export this model to new markets we do not currently serve. As an example, look at our success in Westchester County, NY. The attractive demographics in that market are similar to those of Fairfield County, where we have the #1 deposit market share. In December, we opened our fifth branch in Westchester County, and our success in that geography has exceeded expectations. In fact, as of December 31, our five Westchester branches, which have been opened on average for less than a year and a half, now boast almost $270 million in total deposits.

As for the small business segment, we believe that the combination of capabilities that we’ve acquired with Chittenden, and some high level recent hires, provide us with considerable growth momentum in this area.

SLIDE 13

Now for a deeper dive into asset quality for our retail loan portfolios.

For Residential Loans, as you can see on the left of the page, our fourth quarter’s 207 basis points of NPLs compares favorably to both the Top 50 and our peer banks last quarter. Our net charge-offs are about one-tenth of the level of the Top 50 and our peer group. Generally we had low average LTVs at origination and current FICO scores average 724. I would remind you that we stopped portfolioing residential loans at the end of 2006 and thus were able to avoid peak of the real estate bubble in 2007 and early 2008. Finally, of our $52.7 million of residential NPLs, approximately two-thirds have current LTVs of less than 90%, suggesting minimal loss content for the overall portfolio.

SLIDE 14

Our home equity portfolio’s performance continues to be very satisfactory. We feel this portfolio, which has the highest cross sell ratio of any of our products, is an important part of our retail customer relationships. Utilization rates remained relatively flat at 48.2% for 4Q 2009. We are pleased with its level of charge offs, which remain significantly lower than that of both our peer group and the industry in general.

SLIDE 15

We feel that Wealth Management offers significant growth potential over the long term as we expand our capabilities across the franchise. We will focus on effectively cross-selling investments and insurance services to our commercial customers, while continuing to grow individual and business relationships through our full-array of private banking, brokerage and retirement planning services. As of the end of the quarter, we had assets managed and administered of $16.1 billion.

SLIDE 16

The core net interest margin, at 3.65% remained stable from 3Q 2009 levels, and, in fact, has changed little from 1Q 2009, when our core margin was 3.66%. The historically low interest rate environment and the company’s asset sensitive balance sheet tell the story here.

SLIDE 17

As we have just discussed with the last slide, our bank is asset sensitive, especially so due to keeping our excess capital in Fed Funds. This is not because we wanted to make a bet on interest rates, but rather wanted to preserve the value and liquidity of our capital so it is ready for acquisitions as they come along. When we initially made this decision, the yield curve was inverted and we didn’t like any of the alternative investment options. While hindsight is always clear, at the time it was not as obvious what were safe investments, but let me list a few that may have seemed safe but obviously weren’t: Fannie Mae preferred, Freddie Mac preferred, pooled bank trust preferred stock, etc., etc.

While we are not expecting rates, specifically Fed Funds to rise in 2010, they could, and they most likely will in 2011. They will not however decline, so therefore we are not willing to take asymmetrical risk at this point in the cycle as so many other banks are, in their attempt to earn their way through capital and credit problems.

In fact, only $750 million out of our $21 billion of assets is subject to mark-to-market risk, and that would flow through equity via OCI.

We would like to point out that for every 100 basis points increase in the Fed Funds rate, our net interest income will increase approximately $50 million on an annualized basis. As the table on the bottom of the slide shows, we are significantly more asset sensitive than any of our peers, so any surprise increases in Fed Funds would benefit us the most.

SLIDE 18

In November, we announced the acquisition of Financial Federal Corp., a leader in equipment financing. This acquisition, scheduled to close on February 19, provides a valuable complement to our existing equipment financing unit, People’s Capital and Leasing (PCLC). While PCLC specializes in printing and packaging, Financial Federal specializes in equipment used in the construction and refuse industries, so there is no significant overlap.

With $1.5 billion in assets, 200 employees and a seasoned senior management team, Financial Federal serves about 5,000 customers in 49 states. Its underwriting strategy is conservative, comparable to that of PCLC, and the synergy is obvious.

SLIDE 19

While not distracting us from our acquisition focus on commercially-oriented banks in the Maine to Washington, D.C. corridor or on federally-assisted transactions in other geographies, the Financial Federal transaction was strategically compelling.

It combines People’s United’s significant excess liquidity and low-cost funding, with a premier asset generation platform. It will expand our exposure to the highly profitable equipment finance business and Financial Federal stands to benefit from President Obama’s proposals to shore up and expand our nation’s infrastructure. As I noted previously, their credit culture is similar to our own.

With an IRR greater than 20%, the transaction is significantly accretive to earnings. The tangible book value dilution payback period is conservatively estimated at 4 years. Additionally, this acquisition preserves our industry-leading tangible common equity ratio of more than 18%.

SLIDE 20

As I just mentioned the Financial Federal acquisition does not distract us from our preference to complete whole bank transactions in our preferred geographies: from Maine to Washington, D.C. in the case of a traditional transaction, and in areas characterized by wealth and high density in the case of government-assisted transactions. We continue to evaluate FDIC-assisted transactions both in our current market, as well as in other non-contiguous, attractive markets where we can establish a meaningful presence. We believe the economics associated with FDIC-assisted transactions are compelling and warrant our attention.

There are a few primary hurdles to potential deals. We require an IRR substantially higher than our cost of capital. The deal must significantly enhance our long-term earnings power and have an attractive upside/downside return profile.

SLIDE 21

Before wrapping up, I’d like to address our capital deployment activities in more detail.

We continue to feel that acquisitions are the best use of our excess capital and provide the best potential return for shareholders, hence the opportunistic Financial Federal transaction, in which we look forward to garnering addition al market share in the equipment finance industry.

We continue to conduct due diligence on several franchises and to evaluate alternative and creative strategies to move the needle with “open” transactions. We are actively participating in the FDIC resolution process and look forward to completing a “closed” transaction.

As I mentioned earlier, our de novo strategy in Westchester County, New York continues to bear significant fruit. We look forward to expansion in that and other equally profitable contiguous markets. At the same time, we continue to leverage our capital and brand through extension of credit to existing and new customers.

SLIDE 22

In conclusion, by maintaining our focus, we expect we will be well-positioned to deliver the level of shareholder returns that our franchise’s performance warrants.

Our shareholders continue to be protected from the current uncertainty of the credit environment by our strong asset quality and significant capital reserves. Our management team’s interests are aligned with those of our shareholders in building long-term value and we are committed, individually and as a team, to driving financial performance.

This concludes our presentation and now we will be happy to answer any questions you may have. Thank you.

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